Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Investors

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Media

Tom Johnson / Jeremy Jacobs

H/Advisors Abernathy

(212) 371-5999 / (202) 774-5600

tom.johnson@h-advisors.global / jeremy.jacobs@h-advisors.global

INDUS Realty Trust Receives Unsolicited, Non-Binding Acquisition Proposal

NEW YORK, NEW YORK (November 28, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) a U.S.-based industrial/logistics REIT, announced it received on November 27, 2022 an unsolicited, non-binding proposal from Centerbridge Partners, L.P.—which currently owns approximately 14.8% of the Company’s common stock—and GIC Real Estate, to acquire 100% of the outstanding shares of the Company’s common stock that Centerbridge does not already own for cash consideration of $65.00 per share.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, the Company’s Board of Directors will carefully review the proposal to determine the best path forward for the Company that maximizes value for all of the Company’s shareholders. The Board of Directors remains confident in the Company’s performance, strategy and growth prospects. Shareholders do not need to take any action at this time.

Morgan Stanley & Co. LLC is serving as financial advisor to INDUS and Latham & Watkins LLP is serving as legal counsel.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing, and leasing industrial/logistics properties. INDUS owns 42 industrial/logistics buildings aggregating approximately 6.1 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina, and Florida.

Forward-Looking Statements:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements about the proposal and the Company’s strategic alternatives. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission ("SEC") filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.